Penn Virginia Resource Partners, L.P.

Three Radnor Corporate Center, Suite 230, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact: Frank A. Pici, Vice President and Chief Financial Officer

(610) 687-8900 Fax (610) 687-3688 E-Mail: invest@pvresource.com

PENN VIRGINIA RESOURCE PARTNERS, L.P. ANNOUNCES FIRST QUARTER

2003 RESULTS AND 2003 GUIDANCE UPDATE

Increased Distribution to be paid May 15, 2003

RADNOR, Pa., May 7, 2003 - Penn Virginia Resource Partners, L.P. (NYSE: PVR) today reported first quarter 2003 net income of $5.5 million, or $0.30 per limited partner unit (basic and diluted), on revenues of $13.2 million. First quarter 2003 net income decreased from $7.4 million, or $0.48 per limited partner unit (basic and diluted), on revenues of $10.8 million reported by PVR for the first quarter of 2002. The decrease was primarily due to increased royalty revenue being more than offset by higher depreciation, depletion and amortization and higher net interest expense. Net cash provided by operating activities for the first quarter of 2003 was $8.4 million, up from $8.0 million in the same quarter of 2002, due primarily to increased cash flow from properties acquired in the second half of 2002.

Cash Distribution

PVR will pay a $0.52 per unit quarterly cash distribution (an annualized rate of $2.08) on May 15, 2003 to unit holders of record as of May 6, 2003. The first cash distribution increase since PVR's initial public offering, it represents a four percent increase from the $0.50 per unit distribution paid in February 2003 and an annual pre-tax yield of approximately 8.2 percent, based on a closing market price of $25.25 per unit on May 6, 2003.

Operations Review

Coal royalty revenue in the first quarter of 2003 increased to $11.5 million from $8.5 million reported in the first quarter of 2002 due to revenue from reserve acquisitions made in the second half of 2002, including reserves acquired as a part of PVR's alliance with Peabody Energy Corporation (NYSE: BTU). Operating income for the first quarter of 2003 was $6.1 million on total revenues of $13.2 million compared to $7.3 million on total revenues of $10.8 million for the same quarter in 2002. Lower minimum rental and other income and higher other taxes and general and administrative expenses contributed to the decrease in operating income in the first quarter of 2003 compared to the same period in 2002. Non-cash depreciation and depletion expense also increased to $4.2 million in the first quarter of 2003 compared to $0.9 million for the same period of 2002 due primarily to the increased coal production and higher cost basis as a result of acquisitions made during the second half of 2002.

Capital Resources

As of March 31, 2003, PVR had outstanding borrowings of $92.4 million, consisting of $89.9 million of 10-year, 5.77 percent fixed rate senior unsecured notes which it issued in late March 2003 and $2.5 million borrowed against its $50 million floating rate unsecured revolving credit facility, under which PVR currently has additional debt capacity of approximately $17 million. An interest rate swap to transfer $30 million of the senior unsecured notes from a fixed interest rate to a floating interest rate of six month LIBOR plus 2.36 percent was also completed in late March 2003.

Management Comment

A. James Dearlove, Chief Executive Officer of Penn Virginia Resource Partners, L.P., said " PVR's coal royalty and land management business performed as expected in the first quarter of 2003. Coal production and royalties increased over prior quarters due to the acquisitions completed in the second half of 2002, including reserves acquired as part of our alliance with Peabody. PVR completed a long-term fixed rate financing at favorable interest rates during the first quarter which improved PVR's financial flexibility. Our most significant operating goal for 2003 is to get the idled Fork Creek property re-leased to a financially stable operator and to get the property back into production during 2003. We believe progress is being made toward that goal. We remain confident in the long-term economic prospects for the coal industry in general and are encouraged by the recent improvement in coal pricing from late 2002 levels. The recent increase in our quarterly cash distribution is evidence of our confidence, and we continue to look for ways to expand PVR's asset base to allow for cash distribution increases to all unit holders in the future."

Guidance Update for 2003

See the 2003 Guidance Table included in this release for additional guidance estimates for the second quarter and full year 2003. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as PVR's operating environment changes.

Conference Call

A conference call and webcast, at which management will discuss results and the outlook for the remainder of 2003, is scheduled for Thursday, May 8, 2003 at 1:00 p.m. EDT. Prepared remarks by A. James Dearlove, Chief Executive Officer, will be followed by a question and answer period. You can participate in the conference call by phone by dialing 1-877-407-9205 or via the Internet by going to the PVR's website www.pvresource.com. An on-demand replay of the conference call will be available at the PVR's website beginning after the call.

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Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a master limited partnership formed by Penn Virginia Corporation (NYSE: PVA) to manage coal properties and related assets. PVR also provides fee-based coal preparation and transportation facilities to some of its lessees to enhance their production levels and to generate additional coal services revenues. In addition to the coal business, PVR generates revenues from the sale of timber growing on its properties. PVR is headquartered in Radnor, PA.

Forward-looking statements: This news release contains various forward-looking statements. With the exception of historical matters, any matters discussed are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: acquisitions, expected commencement dates of coal mining, projected quantities of future coal production and cash flows generated by lessees producing coal from reserves leased from PVR, costs and expenditures, projected demand for coal, projected supply of coal, and lessee delays or defaults in making payments, all of which will affect revenue levels, prices, royalties and minimum rental payments received by PVR. Additional information concerning these and other factors can be found in PVR's press releases and public periodic filings with the Securities and Exchange Commission, including PVR's Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 11, 2003. Except as required by applicable securities laws, PVR does not intend to update its forward-looking statements.

OPERATIONS SUMMARY

	Three months ended March 31,
	2003	2002
Coal

Coal royalty tons (in thousands)	6,423	3,802
Average gross coal royalty per ton	$ 1.78	$ 2.23

Timber
Timber (Mbf)	2,829	3,126
Average timber price per Mbf	$ 187	$ 174

COMBINED STATEMENT OF EARNINGS - unaudited
(in thousands, except per unit data)

	Three months ended March 31,
	2003	2002
Revenues
Coal royalties	$ 11,451	$ 8,491
Coal services	493	411
Timber	556	582
Minimum rentals	605	870
Other	136	401
	13,241	10,755
Expenses
Operating	840	885
Taxes other than income	296	161
General and administrative	1,811	1,547
Depreciation, depletion and amortization	4,218	895
	7,165	3,488

Operating income	6,076	7,267

Interest income (expense), net	(455)	165

Income before cumulative effect of change in accounting principles	5,621	7,432
Cumulative effect of change in accounting principles	(107)	-

Net income	$ 5,514	$ 7,432

Allocation of net income:
Net income	$ 5,514	$ 7,432
Less: General partner's interest in net income	110	149

Limited partners' interest in net income	$ 5,404	$ 7,283

Basic and diluted net income per limited partner unit: for the
Common	$ 0.30	$ 0.48
Subordinated	$ 0.30	$ 0.48

Weighted average units outstanding:
Common	10,127	7,650
Subordinated	7,650	7,650

COMBINED BALANCE SHEETS
(in thousands)
	March 31,	December 31,
	2003	2002
	(unaudited)
Assets
Cash	$ 9,424	$ 9,620
Other current assets	5,926	4,952
Total current assets	15,350	14,572
Property and equipment, net	244,329	248,068
Other long-term assets	5,151	3,935
Total assets	$ 264,830	$ 266,575

Liabilities and Shareholders' Equity
Current liabilities	$ 4,320	$ 6,190
Other long-term liabilities	7,773	6,966
Long-term debt	92,421	90,887
Shareholders' equity	160,316	162,532
Total liabilities and shareholders' equity	$ 264,830	$ 266,575

COMBINED STATEMENTS OF CASH FLOWS - unaudited
(in thousands)

	Three months ended March 31,
	2003	2002
Operating Activities
Net income	$ 5,514	$ 7,432
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation, depletion and amortization	4,218	895
Non-cash interest expense	120	78
Cumulative effect of change in accounting principles	107	-
Changes in operating assets and liabilities	(1,516)	(365)
Net cash provided by operating activities	8,443	8,040

Investing activities:
Payments received on long-term notes	121	110
Proceeds from sale of property and equipment	45	-
Capital expenditures	(1,269)	(514)
Net cash provided by (used in) investing activities	(1,103)	(404)

Financing Activities:
Payments for debt issuance costs	(1,419)	-
Proceeds from borrowings	1,613	-
Distributions to partners	(8,008)	(5,308)
Proceeds from issuance of partners' capital	278	-
Net cash provided by (used in) financing activities	(7,536)	(5,308)

Net increase (decrease) in cash and cash equivalents	(196)	2,328
Cash and cash equivalents-beginning balance	9,620	8,335
Cash and cash equivalents-ending balance	$ 9,424	$ 10,663

PENN VIRGINIA RESOURCE PARTNERS, L.P.
RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited
(in thousands)

	Three months ended
	March 31,	March 31,
	2003	2002
Reconciliation of GAAP "Net cash provided by operating activities"
to Non-GAAP "Distributable cash flow"
Net cash provided by operating activities	$ 8,443	$ 8,040
Payments received on long-term notes	121	110
Maintenance capital expenditures	(8)	(26)

Distributable cash flow (see Note 1 below)	$ 8,556	$ 8,124

	Three months ended
	March 31,	March 31,
	2003	2002
Reconciliation of GAAP "Net cash provided by operating activities"
to Non-GAAP "EBITDA"
Net cash provided by operating activities	$ 8,443	$ 8,040
Changes in operating assets and liabilities	1,516	365
Non-cash interest expense	(120)	(78)
Interest (income) expense, net	455	(165)

EBITDA (see Note 2 below)	$ 10,294	$ 8,162

	Three months ended
	March 31,	March 31,
	2003	2002
Reconciliation of GAAP "Income before cumulative effect of
change in accounting principle" to Non-GAAP "EBITDA"
Income before cumulative effect of
change in accounting principle	$ 5,621	$ 7,432
Interest (income) expense, net	455	(165)
Depreciation, depletion and amortization	4,218	895

EBITDA (see Note 2 below)	$ 10,294	$ 8,162

Note 1 - Distributable cash flow represents net cash provided by operating activities plus payments received on long-term notes minus maintenance capital expenditures. Maintenance capital expenditures are defined as capital expenditures (as defined by GAAP) which do not increase the capacity of an asset or generate additional revenues or net cash from operating activities. Distributable cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Distributable cash flow is a significant liquidity metric which is an indicator of PVR's ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly-traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows or as a measure of liquidity.

Note 2 - EBITDA represents net income (loss) before cumulative effect of accounting change, income tax expense (benefit), interest expense, and depreciation, depletion and amortization expense. Management believes EBITDA provides additional, useful information regarding PVR's ability to meet our debt service, capital expenditure and working capital requirements. EBITDA is a traditional measure of a business's ability to generate cash flows irrespective of financing costs and is presented as a supplemental financial measurement in the evaluation of our business. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. EBITDA is the most widely-used financial measure by commercial banks, investment bankers, fixed-income investors and ratings agencies. It is also a financial measurement that, with certain negotiated adjustments, is reported to our banks under our bank credit facility and is used in our financial covenants under our bank credit facility and the indenture governing our senior unsecured notes. EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), income (loss) from operations or net cash flow provided by operating activities prepared in accordance with GAAP.

Penn Virginia Resource Partners, L.P.
Guidance Table
(Dollars and tons in millions)

Penn Virginia Resource Partners, L.P. is providing the following guidance regarding financial and operational expectations for the second quarter and full year 2003.

		Guidance
	First Quarter	Second Quarter			Full Year
	2003 Actual	2003			2003

Coal royalty tons	6.4	6.1	-	6.7	24.0	-	27.0

Revenues:
Coal royalties	$ 11.5	$11.0	-	12.1	$43.2	-	48.6
Coal services	0.5	0.4	-	0.6	1.7	-	2.2
Timber and other	1.3	0.4	-	0.6	3.7	-	4.2

Expenses:
Operating	0.8	0.5	-	0.8	2.0	-	2.4
Taxes other than income	0.3	0.2	-	0.3	0.9	-	1.1
General and administrative	1.8	1.6	-	1.8	6.7	-	7.1
Depreciation, depletion and amortization	4.2	3.8	-	4.2	16.0	-	17.0
Interest expense:
Average long-term debt outstanding	91.7		92.5			92.5
Net interest rate assumed	4.0%		6.0%			5.5%

Capital Expenditures ($millions)	$ 1.3	$0.7	-	1.2	$2.7	-	3.1

These estimates are meant to provide guidance only and are subject to revision as the operating environment of Penn Virginia Resource Partners, L.P. changes.